As filed with the Securities and Exchange Commission on October 19, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Curanex Pharmaceuticals Inc

(Exact name of registrant as specified in its charter)

Nevada	83-0741390
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2 Jericho Plaza, Suite 101B

Jericho, NY 11753

(718) 673-6078

(Address of Principal Executive Offices, including zip code)

2026 EQUITY INCENTIVE PLAN

(Full title of the plan)

Jun Liu, Chief Executive Officer

2 Jericho Plaza, Suite 101B

Jericho, NY 11753

(718) 673-6078

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Mark Crone, Esq.

Eleanor Osmanoff, Esq.

The Crone Law Group, P.C.

420 Lexington Avenue, Suite 2446

New York, NY 10170

(646) 861-7891

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒
Smaller Reporting Company ☒
Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) is being filed by Curanex Pharmaceuticals Inc (the “Company,” the “Registrant,” “we” or “our”) for the purpose of registering the remaining 135,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) issuable under the Company’s 2026 Equity Incentive Plan (the “2026 Plan”). On August 20, 2026, the Company effected a 1-for-20 reverse stock split of its outstanding shares of Common Stock (the “Reverse Stock Split”). The number of shares of Common Stock in this Registration Statement reflects the Reverse Stock Split.

The 2026 Plan was adopted on May 31, 2026 by the unanimous written consent of the board of directors of the Company and became effective on June 11, 2026, upon approval by the holders of 960,969 shares of the Company’s Common Stock, constituting approximately 67.76% of the outstanding shares of Common Stock and the holders of 100% of the outstanding shares of Series A Preferred Stock of the Company.

The 2026 Plan authorizes the issuance of up to 285,000 shares of Common Stock, subject to adjustments in the event of certain reorganizations, mergers, combinations, recapitalizations, share splits, share dividends, or other similar events which change the number or kind of shares outstanding. On July 21, 2026, the Company registered 150,000 shares of Common Stock under the 2026 Plan pursuant to the registration statement (the “Prior Registration Statement”) on Form S-8 (File No. 333-297597) under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”). As of the date of this Registration Statement, all 150,000 shares of Common Stock registered in the Prior Registration Statement were issued by the Company.

The Company is registering in this Registration Statement the remaining 135,000 shares of Common Stock, issuable pursuant to the 2026 Plan. This Registration Statement relates to the Common Stock, the same class of securities of the Company as to which the Prior Registration Statement relates and is filed pursuant to Instruction E of the General Instructions to Form S-8 regarding registration of additional securities and shall become effective upon filing in accordance with Rule 462 of the Securities Act. Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statement, to the extent relating to the registration of shares of Common Stock under the 2026 Plan, and except as otherwise set forth in this Registration Statement, are incorporated by reference herein.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of documents by reference.

The following documents filed by the Company with the Commission are incorporated by reference into the Registration Statement:

●	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 30, 2026;

●	The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2026, filed with the Commission on May 14, 2026 and for the quarter ended June 30, 2026, filed with the Commission on August 14, 2026;

●	The Registrant’s Current Reports on Form 8-K filed with the Commission since the end of the fiscal year covered by the Annual Report on Form 10-K for the fiscal year ended December 31, 2025;

●	The Registrant’s Preliminary Information Statement on Schedule 14C, filed with the Commission on June 18, 2026;

●	The Registrant’s Definitive Information Statement on Schedule 14C filed with the Commission on June 29, 2026;

●	All other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K for the fiscal year ended December 31, 2025; and

●	The description of the Registrant’s Common Stock incorporated by reference to Exhibit 4.4 of the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including any further amendment or report filed for the purpose of updating such description.

The documents incorporated by reference into this Registration Statement may include, as exhibits, agreements between us and third parties that contain representations and warranties and other agreements and undertakings by us and third parties. These representations and warranties, agreements and undertakings have been made as of specific dates, may be subject to important qualifications and limitations agreed to by the parties to the agreements in connection with negotiating the terms of the agreements, and have been included in the agreements for the purpose of allocating risk between the parties to the agreements rather than to establish matters as facts. All such representations and warranties, agreements, and undertakings have been made solely for the benefit of the parties to the agreements and should not be relied upon by any other person.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than the portions of those documents not deemed to be filed) subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8. Index to Exhibits.

Exhibit	Description
5.1*	Opinion of The Crone Law Group, P.C.
23.1*	Consent of Kreit and Chiu CPA LLP
23.2*	Consent of The Crone Law Group, P.C. (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the Signature Page to this Registration Statement)
99.1	The 2026 Equity Incentive Plan of the Registrant (incorporated by reference to Exhibit 99.1 to the Registration Statement on Form S-8 (File No. 333-297597), filed with the Commission on July 21, 2026)
107*	Filing Fee Table

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jericho, State of New York, on October 19, 2026.

CURANEX PHARMACEUTICALS INC

By:	/s/ Jun Liu
Jun Liu
Chief Executive Officer and President
(Principal Executive Officer)

By:	/s/ Wanjun Zhang
Wanjun Zhang
Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jun Liu, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts. Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on October 19, 2026.

SIGNATURE	TITLE

/s/ Jun Liu	Chairman, President and Chief Executive Officer
Jun Liu	(Principal Executive Officer)

/s/ Wanjun Zhang	Chief Financial Officer
Wanjun Zhang	(Principal Financial and Accounting Officer)

/s/ Yong Yan	Director
Yong Yan

/s/ Helen Hsu	Director
Helen Hsu

/s/ Xiaohui Hao	Director
Xiaohui Hao